As filed with the Securities and Exchange Commission on August 31, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UTSTARCOM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	52-1782500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

UTSTARCOM, INC.

1275 Harbor Bay Parkway

Alameda, California 94502

(Address of principal executive offices) (Zip Code)

2006 Equity Incentive Plan

(Full title of the plan)

Peter Blackmore

President and Chief Executive Officer

UTSTARCOM, INC.

1275 Harbor Bay Parkway

Alameda, California 94502

(510) 864-8800

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Carmen Chang, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.00125 par value per share, of UTStarcom, Inc. (4)	17,775,680 shares	$1.755	$31,196,318.40	$1,740.76
(1)

Includes: (i) 17,010,550 shares of Registrant’s common stock, par value $0.00125 per share (“Common Stock”), previously reserved for issuance under the Registrant’s 1997 Stock Plan, (ii) 100,000 shares of Common Stock previously reserved for issuance under the Registrant’s 2001 Director Option Plan, and (iii) 665,130 shares of Common Stock previously reserved for issuance under the Registrant’s 2003 Non-Statutory Stock Option Plan (the 1997 Stock Plan, 2001 Director Option Plan and 2003 Non-Statutory Stock Option Plan, collectively, the “Prior Plans”). The Common Stock previously reserved under the Prior Plans are not subject to any outstanding awards under the Prior Plans and are issuable under the Registrant’s 2006 Equity Incentive Plan (the “2006 Plan”) pursuant to its terms. This Registration Statement on Form S-8 also covers any additional shares of Common Stock that become issuable under the 2006 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock of Registrant.

(2)

Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and h(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 28, 2009.

(3)	Amount of the Registration Fee calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering amount by 0.0000558.

(4)

Includes an indeterminate amount of interests related to shares of Common Stock to be issued under the 2006 Plan, all of which are generally nontransferable, including stock options and other equity awards.

INFORMATION REQUIRED PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

General Instruction E Information

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant to register an additional 17,775,680 shares of its common stock, par value $0.00125 per share (“Common Stock”), issuable by the Registrant in connection with awards that are available for issuance pursuant to the UTStarcom, Inc. 2006 Equity Incentive Plan, and consists of only those items required by General Instruction E to Form S-8.

The contents of the Registrant’s Registration Statement on Form S-8 previously filed with the Securities and Exchange Commission on August 11, 2006 (Registration No. 333-136551),  which relates to the Registrant’s 2006 Equity Incentive Plan, are incorporated herein by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Information Incorporated by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)          the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and filed with the Commission on March 2, 2009;

(b)         the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and filed with the Commission May 8, 2009, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and filed with the Commission August 7, 2009;

(c)          the Registrant’s Current Reports on Form 8-K (i) dated February 20, 2009 and filed with the Commission on February 20, 2009, (ii) February 26, 2009 and filed with the Commission on February 26, 2009, (iii) dated March 3, 2009 and filed with the Commission on March 3, 2009, (iv) dated March 24, 2009 and filed with the Commission on March 25, 2009, (v) dated May 7, 2009 and filed with the Commission on May 7, 2009, (vi) dated June 11, 2009 and filed with the Commission on June 11, 2009, (vii) dated July 2, 2009 and filed with the Commission on July 2, 2009, (vi) dated August 3, 2009 and filed with the Commission on August 3, 2009, and (viii) dated August 6, 2009 and filed with the Commission on August 6, 2009.  Registrant specifically excludes from incorporation such information that has been furnished and not filed pursuant to Item 2.02, Item 7.01 and/or Item 9.01; and

(d)         the description of the Registrant’s Common Stock as set forth in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on February 23, 2000, as amended.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Registrant specifically excludes from incorporation any information that has been furnished and not filed pursuant to Item 2.02, Item 7.01 and/or Item 9.01 of Registrant’s Current Reports on Form 8-K. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

Reference is made to the Exhibit Index below.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on August 31, 2009.

UTSTARCOM, INC.

By:	/s/ Peter Blackmore
Peter Blackmore
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter Blackmore and Viraj Patel as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ PETER BLACKMORE	President and Chief Executive Officer and Director	August 31, 2009
Peter Blackmore

/s/ VIRAJ J. PATEL	Interim Chief Financial Officer	August 31, 2009
Viraj J. Patel	(Principal Financial and Accounting Officer)

/s/ THOMAS J. TOY	Chairman of the Board of Directors	August 31, 2009
Thomas J. Toy

/s/ HONG LIANG LU	Director	August 27, 2009
Hong Liang Lu

/s/ BRUCE J. RYAN	Director	August 25, 2009
Bruce J. Ryan

/s/ JEFF CLARKE	Director	August 31, 2009
Jeff Clarke

/s/ ALLEN LENZMEIER	Director	August 26, 2009
Allen Lenzmeier

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	UTStarcom, Inc. 2006 Equity Incentive Plan*
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in the opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (contained in the signature page to this Registration Statement).

*  Incorporated by reference to the registrant’s Current Report on Form 8-K, which was filed with the Commission on July 27, 2006